UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

June 11, 2026
Date of Report (Date of earliest event reported)

DENTSPLY SIRONA Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-16211		39-1434669
(State or other jurisdiction of incorporation)	(Commission File Number)		(IRS Employer Identification No.)

13320 Ballantyne Corporate Place,	Charlotte	North Carolina	28277-3607
(Address of principal executive offices)			(Zip Code)
(844) 848-0137
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	XRAY	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 1, 2026, the Board of Directors (the “Board”) of DENTSPLY SIRONA Inc. (the “Company”) appointed John C. Fortson as the Company’s Executive Vice President & Chief Financial Officer, effective as of July 20, 2026 (the “Effective Date”).

Mr. Fortson, age 58, currently serves as the President and Chief Financial Officer of Kymera International (“Kymera”), a global manufacturer of advanced performance materials and surface technologies. He has served as Chief Financial Officer, since March 2025, and began serving as President in April 2026. Prior to joining Kymera, Mr. Fortson served from 2020 to 2024 as President & Chief Executive Officer and as a member of the board of directors of Ingevity Corporation (“Ingevity”), a company that creates products and technologies including those relating to automotive gasoline vapor emissions control systems, food, water and chemical filtration, asphalt paving, agrochemical dispersants, bioplastics, coatings, elastomers, and paint for road markings. Mr. Fortson also served as Chief Financial Officer of Ingevity from 2015 to 2020. Mr. Fortson received his Bachelor of Science degree from the United States Military Academy at West Point and his Master of Business Administration degree from Duke University’s Fuqua School of Business.

The Company and Mr. Fortson have executed an offer letter pursuant to which Mr. Fortson will serve as the Company’s Executive Vice President & Chief Financial Officer (the “Offer Letter”). Pursuant to the Offer Letter, Mr. Fortson will be paid an annual base salary of $780,000 and will be eligible for a target annual bonus of 85% of base salary (which target amount will be prorated for 2026).

Also pursuant to the Offer Letter, beginning in 2027, Mr. Fortson will be eligible to receive an annual equity award with a target grant date fair value of $2,500,000 in a mix of equity vehicles consistent with awards approved for other members of the Company’s management committee as approved annually by the Compensation & Human Capital Committee of the Board.

In addition, pursuant to the Offer Letter, Mr. Fortson will receive a sign-on cash payment in the amount of $500,000 payable in the Company’s first pay period in February 2027, which amount must be repaid to the Company within 45 days of termination if Mr. Fortson’s employment ceases within 12 months of the Effective Date for any reason other than involuntary, not for cause termination. Mr. Fortson will also be eligible to receive a sign-on equity award with a target grant date fair value of $700,000, to be granted on the second trading day after the start of his employment or, if such date is not within an open trading window under the Company’s Insider Trading Policy, on the second trading day after the filing of the Company’s next Quarterly Report on Form 10-Q. The sign-on equity award will be 60% in the form of premium stock options and 40% in the form of restricted stock units, each with three-year ratable vesting.

The Offer Letter also provides that Mr. Fortson will be provided certain employee benefits, including, among other things, paid time off, health and welfare benefits, eligibility to participate in the Company’s Supplemental Savings Plan and the Company’s Supplemental Executive Retirement Plan, and relocation benefits. Mr. Fortson’s employment is also subject to the Company’s Amended and Restated Key Employee Severance Benefits Plan and the Company’s Key Employee Change of Control Severance Benefits Plan.

Mr. Fortson has also entered into a Confidentiality and Non-Competition Agreement with the Company, which contains customary provisions including, for example, that Mr. Fortson will not accept employment with a competitor for two years from the date upon which his employment with the Company terminates, subject to certain exceptions.

Mr. Fortson does not have any family relationship with any director or executive officer of the Company, or any person nominated or chosen by the Company to become a director or executive officer, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The foregoing summary of Mr. Fortson’s Offer Letter is qualified in its entirety by reference to the text of the Offer Letter, which is furnished as Exhibit 10.1 hereto.

Item 7.01 Regulation FD Disclosure

The Company’s press release announcing the appointment of Mr. Fortson as the Company’s Executive Vice President & Chief Financial Officer is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information furnished pursuant to this Item 7.01, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed incorporated by reference into any filing made by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in any such filing.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Offer Letter between DENTSPLY SIRONA Inc. and John C. Fortson, entered into as of May 30, 2026

99.1	DENTSPLY SIRONA Inc. Press Release Issued June 11, 2026

104	Cover Page Interactive Data File (embedded within the Inline XBRL Document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                         DENTSPLY SIRONA Inc.

By:	/s/ Daniel T. Scavilla
Daniel T. Scavilla
President and Chief Executive Officer

Date: June 11, 2026